                   CELLNET DATA SYSTEMS, INC. (CONSOLIDATED)

                                                                                     TOTAL
ASSETS                                                                               ('000)
                                                                                   -----------
 Cash (Estimated)                                                                      $58,970(1)
                                                                                   -----------
                     Net Available for Distribution                                     58,970
                                                                                   ===========
LIABILITIES

SECURED                                                                                      0
ADMIN ALLOCATION (ESTIMATED)                                                             1,500
UNSECURED PRIORITY (ESTIMATED)                                                             700

UNSECURED
        Trade and Other (Estimated)                                                      5,590(2)
        Bonds                                                                          425,320
                                                                                   -----------
               Total Unsecured                                                         430,910
                                                                                   -----------
                     Total Liabilities                                                 433,110
                                                                                   ===========
PAYOUT
                                                         RECOVERY PERCENTAGE
SECURED                                                                                      0
ADMIN                                                                100.00%             1,500
UNSECURED PRIORITY                                                   100.00%               700
                                                                                   -----------
               Net available for Unsecured                                              56,770

UNSECURED
        Trade                                                         13.17%               736
        Bonds                                                         13.17%            56,034
                                                                                   -----------
               Total Unsecured                                                          56,770
                                                                                   -----------
                     TOTAL PAYOUT                                                      $58,970
                                                                                   ===========
Preferred Shareholders                                                             No Recovery
Common Shareholders                                                                No Recovery


(1) The Estimated Cash includes $2,250,000 in anticipated recovery from the sale of CellNet's royalty payments from BCN. The ownership of the royalty payments is disputed by Schlumberger RMS. A hearing has been set in October 2000 for the Bankruptcy Court to determine ownership. If it is determined that CellNet does not own the BCN royalty, then the Estimated Cash will be $2,250,000 lower.

(2) CellNet has estimated the claim of Itron, Inc. at $0. There is currently a cash reserve of $1,050,000 set aside if Itron ultimately prevails in its litigation against CellNet. This reserve is included in the Estimated Cash. CellNet anticipates resolution of the Itron claim before December 31, 2000.